Exhibit 99.1
Finisar Announces the Pricing and an Increase in Size of its $90 Million
Convertible Senior Notes Offering
SUNNYVALE, Calif. — (Market Wire) — October 9, 2009 — Finisar Corporation (Nasdaq: FNSRD) today announced the pricing of its offering of $90 million aggregate principal amount of its 5.0% Convertible Senior Notes due 2029 and the increase in the size of the offering from $75 million to $90 million aggregate principal amount of the notes. The notes are being offered and sold to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on October 14, 2009, subject to satisfaction of customary closing conditions. Finisar also granted to the initial purchaser of the notes an option to purchase up to an additional $10 million aggregate principal amount of the notes solely to cover over-allotments.
The notes will be unsecured and unsubordinated obligations of Finisar, and will rank equally in right of payment with Finisar’s other unsecured and unsubordinated indebtedness, but will be effectively subordinated to any secured indebtedness and liabilities to the extent of the value of the collateral securing those obligations, and structurally subordinated to the indebtedness and other liabilities of Finisar’s subsidiaries. The notes will mature on October 15, 2029, unless earlier repurchased, redeemed or converted. Interest will be payable semi-annually at a rate of 5.0% per annum on each April 15 and October 15, beginning April 15, 2010. The notes will be convertible into shares of Finisar’s common stock at an initial conversion rate of 93.6768 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $10.68 per share), subject to adjustment upon occurrence of certain events and unless Finisar obtains consent from a majority of holders to deliver cash or a combination of cash and shares of its common stock in satisfaction of its conversion obligation. The initial conversion price represents a conversion premium of approximately 25% relative to $8.54, which was the last reported sale price of Finisar’s common stock on the Nasdaq Global Select Market on October 8, 2009.
Holders will have the right to require Finisar to redeem their notes on October 15, 2014, October 15, 2016, October 15, 2019 and October 15, 2024, subject to certain conditions, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date. Finisar will have the right to redeem the notes in whole or in part at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, at any time on or after October 22, 2014 if the last reported sale price per share of Finisar’s common stock exceeds 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the date on which Finisar provides the notice of redemption.
Finisar intends to use the net proceeds from the offering for the repurchase and/or repayment of certain of its outstanding indebtedness, which may include all or a portion of its outstanding convertible notes and for general corporate purposes, including working capital. Finisar may also use a potion of the net proceeds to fund, acquire or invest in complementary businesses, products or technologies, although Finisar has no present commitments with respect to any acquisitions or investments.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of these securities (including Finisar’s common stock into which the notes will be convertible), nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or the availability of exemptions from the registration requirements of the Securities Act and applicable state securities laws.